EXHIBIT 21.1
SUBSIDIARIES OF PROPHASE LABS, INC.

	State or other
	Jurisdiction of	Ownership
Subsidiaries	Incorporation	Percentage

Nebula Genomics, Inc.	Delaware	100%
Pharmaloz Manufacturing Inc.	Delaware	100%
ProPhase Digital Media, Inc.	Delaware	100%
ProPhase Biopharma, Inc.	Delaware	100%
ProPhase Diagnostics, Inc.	Delaware	100%
ProPhase Diagnostics NJ, Inc.	New York	100%
ProPhase Diagnostics NY, Inc.	Delaware	100%
Quigley Pharma Inc.	Delaware	100%
TK Supplements, Inc.	Delaware	100%
ProPhase Precision Medicine, Inc.	Delaware	100%
ProPhase Global Healthcare, Inc.	Delaware	100%

The above subsidiaries are included in the consolidated financial statements for the year ended December 31, 2022.